The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
13-14

BALANCED GROWTH
MID - YEAR REPORT

Mid-Year Report Government of Saskatchewan November 27, 2013

TABLE OF CONTENTS

MID-YEAR REPORT

Overview	1
Economic Update	3
Financial Overview	11
Borrowing and Debt	16

GENERAL REVENUE FUND (GRF) FINANCIAL TABLES

GRF – Schedule of Revenue	20
GRF – Schedule of Expense	21
GRF – Schedule of Debt	22

SUMMARY FINANCIAL STATEMENT INFORMATION

Summary Financial Statement Update	23

SUMMARY FINANCIAL STATEMENT TABLES

Summary Statement of Surplus	26
Summary Schedule of Debt	28

 Mid-Year Report 2013-14 | Budget Update

The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
13-14

MID - YEAR REPORT

MID-YEAR REPORT

Overview

Saskatchewan’s economy continues to perform well in 2013. As a result, the 2013-14 Saskatchewan Budget remains in a surplus position on both a General Revenue Fund (GRF) and Summary Financial Statements (SFS) basis.

Following nation-leading economic performance over the past five years, Saskatchewan’s economy continues to outperform most other provincial economies in many areas.

●	The province’s population – estimated to be 1,108,303 as of July 1, 2013 – continues to reach new highs.

●
Job growth has been much stronger than expected.  Total employment averaged 555,800 in the first ten months of the year.  For the full calendar year, employment growth is forecast to be 17,300 – the best year ever in terms of job growth.

●	Saskatchewan’s unemployment rate was the lowest in Canada in the first ten months of 2013.

●	Although slower-than-expected, Saskatchewan retail sales growth continues to rank among the top provinces through the first eight months of 2013.

Saskatchewan’s record-size 2013 crop – roughly 34.2 million tonnes – counters continuing uncertainty in the potash sector, contributing to a full percentage point increase in the 2013 real Gross Domestic Product (GDP) growth forecast (from 2.6 per cent to 3.6 per cent).

The large 2013 crop changes the 2014 annual growth rate calculations, but does not affect the base level of economic activity.

With crop production assumed to return to more normal levels in 2014, real GDP is forecast to grow 2.2 per cent next year.

Real economic growth from 2012 to 2014 is now forecast to be 5.9 per cent, compared to the Budget forecast of 5.8 per cent over the same period.

Total GRF revenue is down $33.9 million from budget.

●	Essentially, reductions in potash revenue, Provincial Sales Tax and Crown land sales are partially offset by increases in oil revenue and Corporation Income Tax.

●	Relative to first quarter, total revenue is down $45.7 million.

 Mid-Year Report 2013-14 | Budget Update  1

Total GRF expense is up $8.1 million from Budget.

●	Expenses continue to be managed effectively.

●
Spending increases relative to budget have been limited to funding in the Ministry of Government Relations, the Ministry of Social Services and minor increases for Teachers’ Pensions and Benefits, the Advocate for Children and Youth and the Legislative Assembly.

●
Every other ministry, agency and legislative office is projected to be on or below budget in 2013-14.  Expense reductions reflecting lower utilization forecasts, vacancy management, other administrative savings and lower debt-servicing costs total $75.6 million across the GRF at mid-year.

●	Relative to first quarter, total expense is down $35.5 million.

Government general public debt remains at the March 31, 2013 level of $3.8 billion.

Crown corporation public debt is currently forecast to be $6.4 billion, an increase of $1.0 billion from March 31, 2013.  Relative to the 2013-14 Budget, the current forecast represents an increase of $158.2 million.

A $467.0 million summary financial surplus is projected at mid-year – a $317.2 million increase from the budgeted surplus of $149.8 million.

●	Significant increases in the Not-for-Profit Insurance Organizations are the largest contributors to this improvement on a summary basis.

With one of the strongest provincial economies, Saskatchewan remains on track in terms of both economic and fiscal performance in 2013-14.

   2    Mid-Year Report 2013-14 | Budget Update

Economic Update

INTRODUCTION

Though Uralkali’s decision in July 2013 to exit the Belarusian Potash Company has created some uncertainty in the potash market, the Saskatchewan economy continues to perform well this year.

●	2013 has been the best year ever in terms of employment growth in Saskatchewan.

●	As well, Saskatchewan farmers are expected to produce a record-size crop this year, roughly 34.2 million tonnes, 22.0 per cent larger than the 2013-14 Budget assumption.

As a result, real GDP is currently forecast to grow by 3.6 per cent this year.  Nominal GDP is now forecast to grow by 5.5 per cent.

For 2014, the outlook remains positive.  However, growth is expected to ease somewhat as crop production is assumed to return to a more normal level.

As global growth improves in 2014, the Saskatchewan economy (which exports roughly 70.0 per cent of what it produces) should benefit, helping provide some offset to the lower crop production assumption.

Real GDP is forecast to grow by 2.2 per cent in 2014.

GLOBAL ECONOMIC GROWTH

The global economic outlook for 2013 and 2014 continues to be characterized by uneven and relatively sub-par growth.  China and India remain at the top in terms of economic growth, the Eurozone at the bottom, and the U.S., Canada, Japan and the U.K. in the middle.

China retains a positive, albeit more modest, economic outlook.  China’s real GDP increased by 7.7 per cent and 7.5 per cent in the first and second quarters of 2013, respectively. China is expected to post 7.7 per cent growth in 2013 and 7.3 per cent in 2014 as it tries to bring its economy into a more sustainable growth trajectory.

As well, and despite a multitude of challenges such as inflation, sagging consumer and investor confidence and deteriorating public finances, India’s growth is projected at 4.5 per cent in 2013 and 5.2 per cent in 2014.

 Mid-Year Report 2013-14 | Budget Update  3

CANADIAN AND U.S. GROWTH ASSUMPTIONS
	Actual	2013-14 Budget			2013-14 Mid-Year
	2012	2013	2014	2015	2013	2014	2015
Canada real GDP growth (%)	1.7	1.7	2.4	2.4	1.8	2.4	2.6
U.S. real GDP growth (%)	2.8	1.9	2.7	3.2	1.6	3.2	3.5

Overall, the Eurozone is expected to contract by 0.5 per cent in 2013, but various economic indicators suggest that the Eurozone is slowly gaining ground.  Eurozone growth is projected at 0.7 per cent for 2014, still meager, but better.

In the first quarter of 2013, Japan’s real GDP increased by only 0.1 per cent.  Driven by aggressive stimulus measures, Japanese growth improved to 1.3 per cent in the second quarter.  Overall, Japanese growth is forecast at 2.0 per cent for 2013 and 1.8 per cent for 2014.

Like Japan, economic conditions in the U.K. have also improved.  From just 0.2 per cent in the first quarter, U.K. real GDP growth increased to 1.3 per cent in the second quarter.  The U.K. economy is expected to advance 1.5 per cent in 2013 and 2.1 per cent in 2014.

Since the beginning of the year, the U.S. economy has been threatened by several growth-reducing, albeit home-grown, factors such as higher taxes, lower government spending, imminent Federal Reserve “tapering”, higher bond rates, the  “fiscal cliff”, et cetera.

U.S. growth, however, though modest, has persisted.  U.S. real GDP increased by only 1.1 per cent in the first quarter of 2013, but assisted by trade, residential and non-residential construction and inventory accumulation, growth improved to 2.5 per cent in the second quarter.

Overall, U.S. real GDP is expected to advance just 1.6 per cent this year. Going forward, the U.S. economy is expected to gain momentum, rising by 3.2 per cent in 2014.

Reflecting the growth slowdown in emerging markets and generally less buoyant commodity prices, Canadian real GDP growth moderated to 1.7 per cent in the second quarter of 2013 from 2.2 per cent in the first quarter.  Canadian real GDP is expected to advance 1.8 per cent in 2013.  Piggybacking on stronger U.S. performance next year, Canada’s real GDP growth is projected to improve to 2.4 per cent in 2014.

CANADIAN INTEREST RATE AND CANADIAN DOLLAR ASSUMPTIONS

	Actual	2013-14 Budget			2013-14 Mid-Year
	2012	2013	2014	2015	2013	2014	2015
Short-term Interest Rate (%)	0.94	1.04	1.58	2.44	1.00	1.20	2.00
Long-term Interest Rate (%)*	1.86	1.77	2.02	2.54	2.30	2.50	2.70
Canadian Dollar (US cents)	100.04	98.80	99.80	98.30	97.50	96.50	96.00
* 10-year Government of Canada Bond

    4    Mid-Year Report 2013-14 | Budget Update

INTEREST RATES

The majority of countries around the world continue to support economic growth with low interest rates.  Unless and until economic activity picks up in earnest and it becomes sustainable, these countries are likely to desist from raising interest rates.

In Canada, the recent policy statement from the Bank of Canada suggests that prolonged monetary policy accommodation in the form of low interest rates is likely to stay for a little while longer.

CANADIAN DOLLAR

Rising bond yields in the U.S. since May 2013 have made the U.S. dollar more attractive to investors, prompting a stronger U.S. dollar and by corollary, a weaker Canadian dollar.  After averaging at or near parity in the past few years, the Canadian dollar gravitated lower, averaging 97.57 US cents in the last ten months.   Going forward, the Canadian dollar is not likely to stray too far from this average if the U.S. decides to cut and eventually end its massive bond-buying program.

SURVEY OF CANADIAN DOLLAR FORECASTS (in US cents)
	2013	2014	2015	Release Date
IHS Global Insight	97.50	96.60	95.00	Oct-13
Conference Board of Canada	97.10	96.30	97.70	Sep-13
The Centre for Spatial Economics	98.50	97.40	97.20	Aug-13
TD Bank	96.75	93.75	92.75	Sep-13
RBC	95.24	98.04		Nov-13
BMO	97.40	94.60		Nov-13
CIBC	96.92	97.50	99.50	Oct-13
Laurentian Bank	95.25			Sep-13
Scotiabank	94.00	94.00	97.00	Nov-13
Private Sector Average	96.52	96.02	96.53
2013-14 Budget	98.80	99.80	98.30
2013-14 Mid-Year Report	97.50	96.50	96.00

 Mid-Year Report 2013-14 | Budget Update  5

This Canadian dollar/U.S. dollar exchange rate view is generally corroborated by private sector forecasters that see, on average, the Canadian dollar staying at more or less the same level through 2015.

SASKATCHEWAN ECONOMIC FORECAST

Overall, the Saskatchewan economy has performed well in 2013.

Saskatchewan’s unemployment rate was the lowest in Canada in the first ten months of 2013.

Job growth has been much stronger than expected.  Total employment averaged 555,800 in the first ten months of the year, up 19,230 from the same period in 2012.

The province’s population continues to reach new highs, estimated to be 1,108,303 as of July 1, 2013, according to Statistics Canada’s latest quarterly population release.  Saskatchewan’s population increased by 6,895 persons in the second quarter of 2013 alone, the largest population gain ever recorded in a single quarter since Statistics Canada began producing quarterly population data.

Though retail sales growth this year has not been as strong as expected, Saskatchewan still ranked among the top provinces in terms of retail sales growth through the first eight months of 2013.

Over the past five years, Saskatchewan retail sales growth has exceeded all other provinces.

Though the value of Saskatchewan international goods exports through the first nine months of the year is up by just 3.1 per cent from the same period in 2012, the value of the province’s international goods exports has grown by over 60 per cent since 2007.

    6    Mid-Year Report 2013-14 | Budget Update

Following a record number of housing starts in 2012, the number of housing starts in the province through the first nine months of 2013 is down from the same period last year.  Even with the 2013 decline, housing starts in the province compare favourably to those in most other provinces over the last five years.

Overall, Saskatchewan real GDP is now forecast to grow by 3.6 per cent this year.  Previously, Saskatchewan real GDP was forecast to grow by 2.6 per cent in 2013.

The primary reason for this increased forecast is 2013 crop production, which is roughly 34.2 million tones, up 22.0 per cent from the 2013-14 Budget assumption.

Oil production and prices have also been better than expected this year, outweighing the negative effects of lower potash price and production assumptions.

These factors also contribute to a higher nominal GDP growth forecast for 2013 (to 5.5 per cent from the previous growth forecast of 3.2 per cent).

Business investment is still expected to be strong in 2013 due to potash industry investments, but begin to ease in 2014.

SASKATCHEWAN ECONOMIC INDICATORS

							Change from
	2011		2012		2013		2012
Population at July 1 (000s)	1,066.3		1,087.5		1,108.3		20.8

					2013		January
Per Cent Change Unless Noted Otherwise	2007-12	Rank	2012	Rank	(year-to-date)	Rank	through
Employment Growth (000s)	6.5	2	11.3	2	19.2	1	Oct.
Unemployment Rate (%)	4.7	lowest	4.7	2nd lowest	4.0	lowest	Oct.
Consumer Price Index	2.0	7th lowest	1.6	3rd lowest	1.3	6th lowest	Sept.
Average Employment Weekly Earnings	22.7	3	4.8	2	3.5	1	Aug.
Retail Sales	34.0	1	7.6	7	3.5	3	Aug.
Wholesale Trade	48.1	1	2.5	2	7.2	1	Aug.
New Motor Vehicles Sales	24.1	2	10.6	2	4.9	6	Sept.
Manufacturing Sales	36.0	2	14.0	2	5.7	2	Sept.
International Exports	62.7	1	6.4	2	3.1	6	Sept.
Value of Building Permits	89.1	1	19.1	2	-2.8	4	Sept.
Housing Starts	65.9	1	41.8	1	-12.2	5	Sept.
Investment in New Housing Construction	130.0	1	35.0	1	4.6	3	Aug.
Investment in Non-residential Building Construction	96.6	2	22.4	1	-2.9	5	Sept.
Source: Statistics Canada

 Mid-Year Report 2013-14 | Budget Update  7

COMMODITY PRICE ASSUMPTIONS - CALENDAR YEAR

	Actual	2013-14 Budget			2013-14 Mid-Year
	2012	2013	2014	2015	2013	2014	2015
WTI Oil (US$ per barrel)	94.15	92.50	94.50	95.00	99.00	97.50	93.00
Natural Gas (C$ per GJ)	2.18	3.10	3.50	4.05	3.10	3.50	3.90
Potash (C$ per K2O tonne)1	721.21	645.43	679.79	714.82	598.89	557.86	564.00
Potash (US$ per KCl tonne)1	440.38	388.99	413.84	428.63	356.19	328.38	330.28
Wheat (C$ per tonne)	263.12	274.02	286.86	300.83	274.02	280.85	294.15
Canola (C$ per tonne)	576.70	558.84	530.10	542.73	558.84	550.09	561.73
Barley (C$ per tonne)	236.80	217.34	216.58	235.12	217.34	215.99	234.44

1	The potash industry quotes prices in US dollars per KCl tonne. Provincial royalty calculations, however, are based on the Canadian dollar price per K2O tonne.
Sources: Ministry of the Economy, Ministry of Agriculture

Crop production is assumed to return to more normal levels in 2014.

As a result, real GDP is expected to grow by 2.2 per cent in 2014 as opposed to 3.1 per cent at budget.

As most commodity prices are expected to ease in 2014, nominal GDP is forecast to grow by 1.6 per cent next year.

The large 2013 crop changes the annual growth rate calculations, but does not affect the base level of economic activity.

Therefore, the level of expected 2014 economic activity remains at $62.5 billion, consistent with the Budget forecast.

Real economic growth from 2012 to 2014 is now forecast to be 5.9 per cent, compared to the Budget forecast of 5.8 per cent over the same period.

    8    Mid-Year Report 2013-14 | Budget Update

FORECAST AT A GLANCE
(Per cent Change Unless Otherwise Noted)

	Actual	2013-14 Budget			2013-14 Mid-Year
	2012	2013	2014	2015	2013	2014	2015
Real GDP	2.7*	2.6	3.1	2.5	3.6	2.2	2.0
Nominal GDP	5.5*	3.2	5.4	4.5	5.5	1.6	2.4
CPI	1.6	2.3	2.2	2.3	1.5	2.2	1.6
Employment growth (000s)	11.2	10.0	6.4	6.1	17.3	6.9	6.4
Unemployment rate (%)	4.7	4.5	4.7	4.9	4.2	4.5	4.7
Retail sales	7.6	5.7	6.1	4.4	3.1	4.0	4.4
* Due to the timing of Statistics Canada's 2012 Provincial Economic Accounts release on November 8, 2013, 2012 figures still represent forecasts.

PRIVATE SECTOR FORECASTS

According to the current average of private sector forecasts, Saskatchewan real GDP will grow by 2.6 per cent this year and 2.8 per cent in 2014.

Growth forecasts for 2013 range from a high of 3.5 per cent to a low of 2.0 per cent.  For 2014, private sector forecasts range from a high of 3.2 per cent to a low of 2.4 per cent.

Though the private sector average for 2013 is lower than the current Ministry of Finance forecast, most private sector forecasts have not fully incorporated the record level of crop production in Saskatchewan this year.  It is expected that the average of private sector forecasts for 2013 will increase as this information is integrated.  This should in turn cause private sector forecasts for 2014, all else the same, to come down, bringing them more in line with the current Ministry of Finance Saskatchewan real GDP growth forecast for 2014.

Overall, these forecasters, on average, currently expect Saskatchewan to have the third and the second highest real GDP growth among provinces in 2013 and 2014, respectively.

 Mid-Year Report 2013-14 | Budget Update   9

PRIVATE SECTOR REAL GDP GROWTH FORECASTS FOR SASKATCHEWAN

			Cumulative
(Per Cent Change)	2013	2014	Growth	Release Date
IHS Global Insight	2.2	2.7	5.0	Nov-13
TD Bank	2.4	3.1	5.6	Oct-13
Scotiabank	2.9	2.7	5.7	Oct-13
BMO	2.4	2.8	5.3	Oct-13
RBC	2.7	2.7	5.4	Sept-13
CIBC	2.4	2.8	5.3	Sept-13
Conference Board of Canada	3.5	2.4	6.0	Aug-13
The Centre for Spatial Economics	2.5	3.2	5.8	Aug-13
Laurentian Bank	2.0	2.7	4.8	Jul-13
Average of Private Sector Forecasts	2.6	2.8	5.5
Ministry of Finance (2013-14 Budget)	2.6	3.1	5.8
Ministry of Finance (2013-14 Mid-year)	3.6	2.2	5.9

PRIVATE SECTOR FORECASTS OF REAL GDP GROWTH BY PROVINCE
(Per Cent Change)
	2013	Rank	2014	Rank
British Columbia	1.5	5	2.4	3
Alberta	2.8	2	3.3	1
Saskatchewan	2.6	3	2.8	2
Manitoba	1.9	4	2.1	5
Ontario	1.4	6	2.2	4
Quebec	1.3	7	1.9	6
New Brunswick	0.7	9	1.5	8
Nova Scotia	1.2	8	2.1	5
Prince Edward Island	1.3	7	1.5	8
Newfoundland and Labrador	5.2	1	1.7	7
Canada	1.7		2.3

CONCLUSION

The Saskatchewan economy is forecast to grow by 3.6 per cent this year, in large part because of the record-size crop.  Population and employment growth have been very strong this year.  For 2014, real GDP is expected to grow by 2.2 per cent.

Improving economic conditions around the world could lead to better-than-expected commodity prices and better-than-expected economic performance for the province in 2014.  Yet, the world economy is not free of challenges.

The Eurozone economic recovery remains fragile.  As well, problems in the U.S. associated with disagreements over taxes, government spending and the debt ceiling could resurface in the early part of 2014.

Nevertheless, the economic forecast for Saskatchewan includes a resolution to these problems and many encouraging signs that the economic performance of the U.S., the Eurozone and larger emerging markets like China, India and Brazil will improve next year.

    10    Mid-Year Report 2013-14 | Budget Update

Financial Overview

OVERVIEW

The 2013-14 Budget estimated a General Revenue Fund (GRF) pre-transfer surplus of $64.8 million.

At mid-year:

●	revenue is down $33.9 million, or 0.3 per cent, from budget; and,

●	expense is up $8.1 million, or 0.1 per cent, from budget.

2013-14 GRF FORECAST OVERVIEW

	Budget	1st Quarter	Mid-Year	Change from
(millions of dollars)	Estimate	Forecast	Projection	Budget	1st Quarter
Revenue	11,607.3	11,619.1	11,573.4	(33.9)	(45.7)
Expense	11,542.5	11,586.1	11,550.6	8.1	(35.5)
Pre-Transfer Surplus	64.8	33.0	22.8	(42.0)	(10.2)
Transfer (to) GFSF	(32.4)	(16.5)	(11.4)	21.0	5.1
Transfer from GFSF	-	-	-	-	-
Net Transfer from (to) GFSF	(32.4)	(16.5)	(11.4)	21.0	5.1
GRF Surplus	32.4	16.5	11.4	(21.0)	(5.1)

GFSF Opening Balance*	662.7	666.3	666.3	3.6	-
Net Transfer from (to) GRF	32.4	16.5	11.4	(21.0)	(5.1)
GFSF Balance	695.1	682.8	677.7	(17.4)	(5.1)
GFSF Balance - Security	512.7	516.3	516.3	3.6	-
GFSF Balance - Growth	182.4	166.5	161.4	(21.0)	(5.1)

Government Public Debt**	3,804.8	3,804.8	3,804.8	-	-
*	First Quarter Forecast and Mid-Year Projection reflect actual 2013-14 opening balance.
**	Budget Estimate figure has been adjusted to reflect the 2012-13 actual level.

The resulting pre-transfer surplus is $22.8 million.  One-half of this amount, $11.4 million, is projected to be transferred to the growth component of the Growth and Financial Security Fund (GFSF).

Consequently, the projected GRF surplus is $11.4 million and the projected year-end GFSF balance is $677.7 million.

Government public debt is projected to be $3.8 billion at the end of 2013-14, unchanged from the actual 2012-13 level.

 Mid-Year Report 2013-14 | Budget Update  11

GRF REVENUE

At mid-year, GRF revenue is projected to be $11,573.4 million, a decrease of $33.9 million (0.3 per cent) from the budget estimate.

Taxation revenue is projected to decrease by $30.0 million from the budget estimate.

Provincial Sales Tax (PST) revenue is projected to finish the year $60.0 million below budget.  Despite this decline, the revised PST projection is 4.4 per cent higher than actual 2012-13 revenue.

Fuel Tax revenue is projected to decrease by $6.0 million, reflecting lower-than-budgeted year-to-date revenue received through the end of September.

Corporation Income Tax revenue is projected to increase $25.5 million, primarily due to a higher federal estimate of the national corporate tax base for 2013, partially offset by weaker-than-expected tax assessments for the 2012 tax year.

2013-14 REVENUE RECONCILIATION

(millions of dollars)	Change	Total
Revenue - Budget Estimate		11,607.3
Forecast Changes
Potash	- 107.2
Provincial Sales Tax	- 60.0
Crown Land Sales	- 45.1
Saskatchewan Liquor and Gaming Authority	- 17.5
Fuel Tax	- 6.0
Oil	+ 155.3
Corporation Income Tax	+ 25.5
Other net changes	+ 21.1
Total Change from Budget		- 33.9
Revenue - Mid-Year Projection		11,573.4

Revenue from other taxes is projected to increase $10.5 million, primarily due to higher Corporation Capital Tax revenue.

Non-renewable resources revenue is projected to increase by $2.8 million from the budget estimate.

Crown land sales revenue is projected to decrease by $45.1 million.  The reduction reflects year-to-date results and is primarily due to an industry reallocation of capital towards drilling, combined with concerns regarding transportation of crude oil to market.

 Oil revenue is projected to increase by $155.3 million, primarily due to a higher average West Texas Intermediate (WTI) oil price projection, a decrease in the average exchange rate projection, a smaller light-heavy differential and an increase in production.

    12    Mid-Year Report 2013-14 | Budget Update

The average 2013-14 WTI oil price is now projected at US$99.78 per barrel, up from the budget estimate of US$92.84 per barrel.

The average exchange rate projection is 97.00 US cents, down from the budget estimate of 98.92 US cents.

The light-heavy differential has decreased from 17.9 per cent at budget to 16.4 per cent at mid-year. While this is lower than the budgeted differential, it is higher than the first quarter forecast reflecting recent widening of the price discount for Saskatchewan oil.

The above-mentioned factors have resulted in a 2013-14 average well-head price, in Canadian dollars, of $83.68 per barrel, up from the budget estimate of $75.29 per barrel.

In addition, oil production is now projected at 175.5 million barrels, up from the budget estimate of 171.8 million barrels.

The mid-year potash revenue outlook reflects ongoing industry uncertainty resulting from recent global potash market developments.

2013-14 KEY RESOURCE FORECAST ASSUMPTIONS - FISCAL YEAR

	Budget	1st Quarter	Mid-Year
WTI Oil Price (US$ per barrel)	92.84	95.03	99.78
Light-Heavy Differential (% of WTI)	17.9	15.5	16.4
Well-head Oil Price (C$ per barrel)1	75.29	80.01	83.68
Oil Production (millions of barrels)	171.8	173.0	175.5
Potash Price (mine netback, US$ per KCI tonne)2	395	372	348
Potash Price (mine netback, C$ per K2O tonne)2	654	636	589
Potash Sales (million K2O tonnes)2	10.4	10.4	10.1
Canadian Dollar (US cents)	98.92	96.00	97.00
1	The average price per barrel of Saskatchewan light, medium and heavy oil.
2	Ministry of Finance calculations derived from calendar-year forecasts.

Potash revenue is projected to decrease by $107.2 million from budget, primarily due to a lower average price assumption.

The current potash projection includes a 2013-14 average price of US$348 per KCl tonne (C$589 per K2O tonne), down from the budget estimate of US$395 (C$654).

Natural gas revenue is projected to increase by $1.5 million, while other non-renewable resources revenue is projected to decrease by $1.7 million.

Transfers from Crown entities are projected to decrease by $14.7 million from the budget estimate.  The decline is primarily due to a $17.5 million decrease in Saskatchewan Liquor and Gaming Authority net income resulting from lower-than-budgeted video lottery terminal revenue.

Finally, other own-source revenue is projected to increase by $6.3 million from budget, primarily due to an increase in recoverable out-of-province firefighting costs, while transfers from the Government of Canada are projected to increase by $1.7 million.

 Mid-Year Report 2013-14 | Budget Update  13

GRF EXPENSE

At mid-year, GRF expense is projected to be $11,550.6 million, an increase of $8.1 million (0.1 per cent) from the budget estimate.

Expenses continue to be managed effectively, with significant increases projected for only two ministries at mid-year: Government Relations and Social Services.

●
As reported at first quarter, Government Relations is projected to be $43.6 million higher than budget.  The increase is primarily due to an increase for the Provincial Disaster Assistance Program related to 2013 claims and outstanding prior-year claims.

●
Social Services is projected to increase $39.5 million from budget, primarily due to a higher-than-expected caseload in the Saskatchewan Assured Income for Disability program, as well as pressures in other disability initiatives, emergency fire and flood evacuation costs, and information technology costs.

2013-14 EXPENSE RECONCILIATION

(millions of dollars)	Change	Total
Expense - Budget Estimate		11,542.5
Forecast Changes
Government Relations	+ 43.6
Social Services	+ 39.5
Other increases	+ 0.6
Expense reductions	- 75.6
Total Change from Budget		+ 8.1
Expense - Mid-Year Projection		11,550.6

Minor increases totalling $0.6 million are projected for Teachers’ Pensions and Benefits and two legislative offices: Advocate for Children and Youth and Legislative Assembly.

Every other ministry, agency and legislative office is projected to be on or below budget in 2013-14, with $75.6 million of expense reductions identified across the rest of the GRF at mid-year.  These reductions are primarily due to lower utilization forecasts, vacancy management, other administrative savings and lower debt-servicing costs.

    14    Mid-Year Report 2013-14 | Budget Update

GROWTH AND FINANCIAL SECURITY FUND

The Growth and Financial Security Act requires one-half of the GRF pre-transfer surplus to be transferred to the Growth and Financial Security Fund (GFSF).

At the end of 2012-13, the GFSF had a balance of $666.3 million.

Beginning in 2013-14, the GFSF is segmented into two components, growth and security, with opening balances of $150.0 million and $516.3 million, respectively.

The 2013-14 Budget included a transfer of $32.4 million – one-half of the budgeted pre-transfer surplus of $64.8 million – to the growth component of the GFSF.

GROWTH AND FINANCIAL SECURITY FUND

	2013-14			Mid-Year
	Budget	1st Quarter	Mid-Year	Change from
(millions of dollars)	Estimate	Forecast	Projection	Budget	1st Quarter
Opening Balance (Security)*	512.7	516.3	516.3	3.6	-
Plus: Transfers from the GRF	-	-	-	-	-
Less: Transfers (to) the GRF	-	-	-	-	-
Net Transfers (to) from the GRF	-	-	-	-	-
Closing Balance (Security)	512.7	516.3	516.3	3.6	-
Opening Balance (Growth)*	150.0	150.0	150.0	-	-
Plus: Transfers from the GRF (50% of GRF pre-transfer surplus)	32.4	16.5	11.4	(21.0)	(5.1)
Less: Transfers (to) the GRF	-	-	-	-	-
Net Transfers (to) from the GRF	32.4	16.5	11.4	(21.0)	(5.1)
Closing Balance (Growth)	182.4	166.5	161.4	(21.0)	(5.1)
Closing Balance	695.1	682.8	677.7	(17.4)	(5.1)
*	Opening balances for security and growth components at first quarter and mid-year reflect the 2012-13 year-end GFSF balance of $666.3 million as reported in the 2012-13 Public Accounts.

At mid-year, the GRF pre-transfer surplus is projected to be $22.8 million. One-half of this amount – $11.4 million – is projected to be transferred to the growth component of the GFSF.

The 2013-14 year-end balance in the GFSF is projected to be $677.7 million, an increase of $11.4 million from the 2012-13 year-end balance of $666.3 million as reported in the Public Accounts.

 Mid-Year Report 2013-14 | Budget Update  15

Borrowing and Debt

GENERAL REVENUE FUND DEBT

The GRF borrows for government and Crown corporations.  Public debt is composed of gross debt less sinking funds.

Government public debt at March 31, 2014 is forecast to be $3.8 billion, unchanged from March 31, 2013.

Crown corporations are responsible for the principal and interest payments on their debt.  Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

GRF DEBT
As at March 31

		2013-14		Mid-Year
	2012-13	Budget	Mid-Year	Change from
(millions of dollars)	Actual	Estimate	Projection	2012-13	Budget
GRF Government General Public Debt	3,804.8	3,807.6	3,804.8	-	(2.8)
GRF Crown Corporation Public Debt
Crown Corporation General	886.5	731.2	658.5	(228.0)	(72.7)
Government Business Enterprise Specific	4,487.9	5,532.7	5,763.6	1,275.7	230.9
GRF Crown Corporation Public Debt	5,374.4	6,263.9	6,422.1	1,047.7	158.2
GRF Public Debt	9,179.2	10,071.5	10,226.9	1,047.7	155.4
Guaranteed Debt	132.0	183.1	198.4	66.4	15.3

Crown corporation debt is divided into two components:  Crown corporation general debt and Government business enterprise (GBE) specific debt.

Crown corporation general public debt is forecast to be $658.5 million, a decrease of $228.0 million from March 31, 2013.  GBE specific public debt is forecast to be $5.8 billion, an increase of $1.3 billion from March 31, 2013.

Taken together, Crown corporation public debt is currently forecast to be $6.4 billion, an increase of $1.0 billion from March 31, 2013.  Relative to the 2013-14 Budget, the current forecast represents an increase of $158.2 million.

    16    Mid-Year Report 2013-14 | Budget Update

BORROWING

The Province’s 2013-14 borrowing requirements are projected to be $287.5 million higher than estimated in the budget.  This is primarily due to capital spending by SaskPower to address demand growth and aging infrastructure.

Government borrowing requirements are $459.5 million for 2013-14.

GRF BORROWING REQUIREMENTS

	Budget	Mid-Year	Change from
(thousands of dollars)	Estimate	Projection	Budget
Borrowing for Crown Corporations

Municipal Financing Corporation
of Saskatchewan	120,000	120,000	-
Saskatchewan Liquor and Gaming Authority	125,000	125,000	-
Saskatchewan Power Corporation	595,500	949,700	354,200
Saskatchewan Telecommunications
Holding Corporation	123,100	125,000	1,900
Saskatchewan Water Corporation	18,785	3,200	(15,585)
SaskEnergy Incorporated	144,095	100,000	(44,095)
Borrowing for Crown Corporations	1,126,480	1,422,900	296,420
Borrowing for Government	468,382	459,470	(8,912)
Total Borrowing Requirements	1,594,862	1,882,370	287,508

 Mid-Year Report 2013-14 | Budget Update  17

The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
13-14

MID - YEAR REPORT

    18    Mid-Year Report 2013-14 | Budget Update

GENERAL REVENUE FUND FINANCIAL TABLES

Schedule of Revenue Schedule of Expense Schedule of Debt

 Mid-Year Report 2013-14 | Budget Update  19

GENERAL REVENUE FUND

Schedule of Revenue

	(thousands of dollars)
	Budget	1st Quarter	Mid-Year	Change from
	Estimate	Forecast	Projection	Budget	1st Quarter

Corporation Income	986,800	986,800	1,012,300	25,500	25,500
Fuel	526,100	526,100	520,100	(6,000)	(6,000)
Individual Income	2,445,500	2,445,500	2,445,500	-	-
Provincial Sales	1,401,400	1,386,400	1,341,400	(60,000)	(45,000)
Tobacco	295,300	295,300	295,300	-	-
Other	336,500	336,500	347,000	10,500	10,500
Taxes	5,991,600	5,976,600	5,961,600	(30,000)	(15,000)

Crown Land Sales	111,400	65,800	66,300	(45,100)	500
Natural Gas	9,600	11,300	11,100	1,500	(200)
Oil	1,441,200	1,533,200	1,596,500	155,300	63,300
Potash	519,900	498,600	412,700	(107,200)	(85,900)
Resource Surcharge	488,800	488,800	488,800	-	-
Other	99,700	99,700	98,000	(1,700)	(1,700)
Non-Renewable Resources	2,670,600	2,697,400	2,673,400	2,800	(24,000)

Crown Investments Corporation of Saskatchewan	180,000	180,000	180,000	-	-
- Special Dividend	16,600	16,600	19,400	2,800	2,800
Saskatchewan Liquor and Gaming Authority	491,800	491,800	474,300	(17,500)	(17,500)
Other Enterprises and Funds	60,300	60,300	60,300	-	-
Transfers from Crown Entities	748,700	748,700	734,000	(14,700)	(14,700)

Fines, Forfeits and Penalties	19,400	19,400	19,400	-	-
Investment Income	89,400	89,400	89,400	-	-
Motor Vehicle Fees	183,300	183,300	183,300	-	-
Other Licences and Permits	26,200	26,200	26,200	-	-
Sales, Services and Service Fees	132,800	132,800	132,800	-	-
Transfers from Other Governments	16,900	16,900	23,200	6,300	6,300
Other	100,000	100,000	100,000	-	-
Other Revenue	568,000	568,000	574,300	6,300	6,300
Own-Source Revenue	9,978,900	9,990,700	9,943,300	(35,600)	(47,400)

Canada Health Transfer	959,200	959,200	960,300	1,100	1,100
Canada Social Transfer	377,900	377,900	388,900	11,000	11,000
Other	291,300	291,300	280,900	(10,400)	(10,400)
Transfers from the Government of Canada	1,628,400	1,628,400	1,630,100	1,700	1,700
Revenue	11,607,300	11,619,100	11,573,400	(33,900)	(45,700)

    20    Mid-Year Report 2013-14 | Budget Update

GENERAL REVENUE FUND

Schedule of Expense

	(thousands of dollars)
	Budget	1st Quarter	Mid-Year	Change from
	Estimate	Forecast	Projection	Budget	1st Quarter
Ministries and Agencies
Advanced Education	787,716	787,716	782,416	(5,300)	(5,300)
Agriculture	406,860	406,860	402,785	(4,075)	(4,075)
Central Services	74,045	74,045	73,304	(741)	(741)
Economy	275,517	275,517	274,078	(1,439)	(1,439)
Education	1,381,540	1,381,540	1,378,833	(2,707)	(2,707)
- Teachers' Pensions and Benefits	321,944	321,944	322,244	300	300
Environment	163,275	163,275	161,606	(1,669)	(1,669)
Executive Council	17,818	17,818	17,640	(178)	(178)
Finance	68,788	68,788	68,100	(688)	(688)
- Public Service Pensions and Benefits	291,076	291,076	291,076	-	-
Finance Debt Servicing	340,000	340,000	335,000	(5,000)	(5,000)
Government Relations	477,309	520,895	520,895	43,586	-
Health	4,841,661	4,841,661	4,793,661	(48,000)	(48,000)
Highways and Infrastructure	423,336	423,336	419,136	(4,200)	(4,200)
Innovation Saskatchewan	28,006	28,006	27,726	(280)	(280)
Justice	541,975	541,975	541,975	-	-
Labour Relations and Workplace Safety	18,440	18,440	18,254	(186)	(186)
Parks, Culture and Sport	104,765	104,765	103,718	(1,047)	(1,047)
Saskatchewan Research Council	19,743	19,743	19,743	-	-
SaskBuilds Corporation	8,300	8,300	8,217	(83)	(83)
Social Services	889,607	889,607	929,107	39,500	39,500
Water Security Agency	15,480	15,480	15,480	-	-

Legislative Assembly and its Officers
Advocate for Children and Youth	2,195	2,195	2,456	261	261
Chief Electoral Officer	3,800	3,800	3,800	-	-
Conflict of Interest Commissioner	148	148	148	-	-
Information and Privacy Commissioner	1,116	1,116	1,116	-	-
Legislative Assembly	26,257	26,285	26,285	28	-
Ombudsman	3,354	3,354	3,354	-	-
Provincial Auditor	8,457	8,464	8,457	-	(7)

Expense	11,542,528	11,586,149	11,550,610	8,082	(35,539)

 Mid-Year Report 2013-14 | Budget Update  21

GENERAL REVENUE FUND

Schedule of Debt
As at March 31

	(thousands of dollars)
		2013-14		Mid-Year
	2012-13	Budget	Mid-Year	Change from
	Actual	Estimate	Projection	Budget

Government General Public Debt	3,804,817	3,807,590	3,804,817	(2,773)

Crown Corporation General Public Debt
Information Services Corporation
of Saskatchewan	9,935	9,935	-	(9,935)
Municipal Financing Corporation
of Saskatchewan	15,289	5,300	15,289	9,989
Saskatchewan Housing Corporation	25,282	23,955	23,610	(345)
Saskatchewan Liquor and Gaming Authority	125,064	-	-	-
Saskatchewan Opportunities Corporation	35,291	34,876	34,849	(27)
Saskatchewan Power Corporation	95,303	94,146	94,070	(76)
Saskatchewan Telecommunications
Holding Corporation	157,000	102,900	118,200	15,300
Saskatchewan Water Corporation	16,203	62,248	19,403	(42,845)
SaskEnergy Incorporated	407,117	397,859	353,068	(44,791)
Crown Corporation General Public Debt	886,484	731,219	658,489	(72,730)

Government Business Enterprise Specific Public Debt
Municipal Financing Corporation
of Saskatchewan	132,377	242,647	242,612	(35)
Saskatchewan Gaming Corporation	6,000	6,000	6,000	-
Saskatchewan Liquor and Gaming Authority	-	125,000	125,000	-
Saskatchewan Power Corporation	3,251,648	3,888,933	4,094,588	205,655
Saskatchewan Telecommunications
Holding Corporation	495,754	608,659	609,360	701
Saskatchewan Water Corporation	32,044	-	25,605	25,605
SaskEnergy Incorporated	570,055	661,486	660,457	(1,029)
Government Business Enterprise Specific Public Debt	4,487,878	5,532,725	5,763,622	230,897

Public Debt	9,179,179	10,071,534	10,226,928	155,394

Public Debt by Category
Government General Gross Debt	5,025,494	4,862,223	4,869,068	6,845
Government General Sinking Funds	(1,220,677)	(1,054,633)	(1,064,251)	(9,618)
Government General Public Debt	3,804,817	3,807,590	3,804,817	(2,773)

Crown Corporation Gross Debt	5,988,403	6,905,022	7,070,757	165,735
Crown Corporation Sinking Funds	(614,041)	(641,078)	(648,646)	(7,568)
Crown Corporation Public Debt	5,374,362	6,263,944	6,422,111	158,167

Public Debt	9,179,179	10,071,534	10,226,928	155,394

Guaranteed Debt	132,014	183,067	198,361	15,294

    22    Mid-Year Report 2013-14 | Budget Update

SUMMARY FINANCIAL STATEMENT INFORMATION

SUMMARY STATEMENT OF SURPLUS

Summary financial information consolidates the financial transactions of the GRF, Crown corporations, agencies, boards and commissions.

A $467.0 million summary financial surplus is projected at mid-year, a $317.2 million increase from the budgeted surplus of $149.8 million.

2013-14 SUMMARY FINANCIAL SURPLUS

(millions of dollars)
Summary Financial Surplus - Budget Estimate		149.8
Changes from Budget
Treasury Board Organizations
GRF Pre-Transfer Surplus	- 42.0
Pension Adjustment	- 104.3
Regional Health Authorities	+ 34.9
Other net changes	- 2.1
Treasury Board Organizations		- 113.5
CIC Board Organizations
Crown Investments Corporation (Separate)	+ 78.8
SaskPower	+ 13.9
SaskTel	- 13.7
Other net changes	- 17.8
CIC Board Organizations		+ 61.2
Not-for-Profit Insurance Organizations
Saskatchewan Crop Insurance Corporation	+ 218.0
Workers' Compensation Board	+ 103.2
Saskatchewan Auto Fund	+ 43.0
Other net changes	+ 5.3
Not-for-Profit Insurance Organizations		+ 369.5
Total Change from Budget		+ 317.2
Summary Financial Surplus - Mid-Year Projection		467.0

The increase mainly reflects significant increases in Not-for-Profit Insurance Organizations, notably the Saskatchewan Crop Insurance Corporation and the Workers’ Compensation Board. Other significant changes are in Crown Investments Corporation (Separate) – largely reflecting the sale of Information Services Corporation shares – and the pension adjustment – largely reflecting increases in the forecast liabilities of the Public Service Superannuation Plan and the Teachers’ Superannuation Plan.

 Mid-Year Report 2013-14 | Budget Update  23

SUMMARY STATEMENT OF DEBT

GRF debt includes all debt borrowed for government purposes and most debt borrowed for Crown corporations.  Some Crown corporations and other government organizations have the ability to borrow on their own.

The Summary Statement of Debt reports the combined debt of the GRF and all organizations controlled by the Government.

SUMMARY STATEMENT OF DEBT
As at March 31

		2013-14	Change
	2012-13	Mid-Year	from
(millions of dollars)	Actual	Projection	2012-13
GRF Government General Public Debt	3,804.8	3,804.8	-
GRF Crown Corporation Public Debt	5,374.4	6,422.1	1,047.7
GRF Public Debt	9,179.2	10,226.9	1,047.7
Other Debt	268.0	515.4	247.4
Summary Statement Public Debt	9,447.2	10,742.3	1,295.1
Guaranteed Debt	18.7	22.9	4.2

    24    Mid-Year Report 2013-14 | Budget Update

SUMMARY FINANCIAL STATEMENT TABLES

Summary Statement of Surplus Summary Schedule of Debt

 Mid-Year Report 2013-14 | Budget Update   25

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

	(millions of dollars)
		Mid-Year
	Estimated	Projection
	2013-14	2013-14	Change

Treasury Board Organizations 1

General Revenue Fund (GRF)	32.4	11.4	(21.0)
Growth and Financial Security Fund	32.4	11.4	(21.0)
Boards of Education	63.0	63.0	-
eHealth Saskatchewan	(10.8)	(17.7)	(6.9)
Financial and Consumer Affairs Authority of Saskatchewan	12.5	11.6	(0.9)
Northern Municipal Trust Account	(8.4)	(5.7)	2.7
Regional Colleges	(4.1)	(4.1)	-
Regional Health Authorities	(58.0)	(23.1)	34.9
Saskatchewan Agricultural Stabilization Fund	-	3.9	3.9
Saskatchewan Apprenticeship & Trade Certification Commission	(0.9)	1.2	2.1
Saskatchewan Cancer Agency	(3.8)	(2.4)	1.4
Saskatchewan Housing Corporation	6.9	35.3	28.4
Saskatchewan Institute of Applied Science and Technology	(0.4)	(0.4)	-
Saskatchewan Liquor and Gaming Authority	491.8	474.3	(17.5)
Saskatchewan Student Aid Fund	(1.5)	(2.0)	(0.5)
Water Security Agency	(4.2)	(0.6)	3.6
Other Agencies	(7.9)	(6.9)	1.0
Interagency Accounting Adjustments 2	(30.9)	(67.7)	(36.8)
Adjustment to Account for Pension Costs on an Accrual Basis	(202.1)	(306.4)	(104.3)
	306.0	175.1	(130.9)
Dividends included in GRF Surplus 3	(511.1)	(493.7)	17.4
Surplus (Deficit) of Treasury Board Organizations	(205.1)	(318.6)	(113.5)

Crown Investments Corporation Board Organizations 1

Crown Investments Corporation (Separate) 4	45.8	124.6	78.8
Saskatchewan Gaming Corporation	26.4	20.6	(5.8)
Saskatchewan Government Insurance	36.5	32.1	(4.4)
Saskatchewan Power Corporation	126.1	140.0	13.9
Saskatchewan Telecommunications Holding Corporation	93.8	80.1	(13.7)
SaskEnergy Incorporated	72.4	72.0	(0.4)
Other Agencies	14.2	9.8	(4.4)
Interagency Accounting Adjustments 2	(3.7)	(3.7)	-
	411.5	475.5	64.0
Dividends included in GRF Surplus 3	(196.6)	(199.4)	(2.8)
Retained Surplus of CIC Board Organizations	214.9	276.1	61.2

Surplus (Deficit) Prior to Not-for-Profit Insurance Organizations	9.8	(42.5)	(52.3)

    26    Mid-Year Report 2013-14 | Budget Update

GOVERNMENT OF SASKATCHEWAN

Summary Statement of Surplus

	(millions of dollars)
		Mid-Year
	Estimated	Projection
	2013-14	2013-14	Change

Surplus (Deficit) Prior to Not-for-Profit Insurance Organizations	9.8	(42.5)	(52.3)

Not-for-Profit Insurance Organizations 1,3

Saskatchewan Auto Fund	(16.8)	26.2	43.0
Saskatchewan Crop Insurance Corporation	90.4	308.4	218.0
Crop Reinsurance Fund of Saskatchewan	36.9	42.2	5.3
Workers' Compensation Board	29.5	132.7	103.2
Surplus (Deficit) of Not-for-Profit Insurance Organizations	140.0	509.5	369.5

Surplus (Deficit)	149.8	467.0	317.2

1	The year-end for some organizations is not March 31. The 2013-14 Estimated amounts for those organizations are the Estimated amounts for the fiscal year ending before March 31, 2014. Some items are reclassified to conform with the current year presentation.
2	Interagency Accounting Adjustments eliminate the effects of financial transactions between agencies and adjust for accounting standards that differ from those used in the Summary Financial Statements.
3	Dividends paid to the General Revenue Fund (GRF) by Treasury Board organizations and Crown Investments Corporation organizations. The dividends are eliminated to avoid double counting income. Insurance organizations do not pay dividends to the GRF.
4	Crown Investments Corporation (Separate) is shown before dividend revenue from its subsidiaries to avoid double counting income.

 Mid-Year Report 2013-14 | Budget Update   27

GOVERNMENT OF SASKATCHEWAN

Summary Schedule of Debt
As at March 31

	(millions of dollars)
		2013-14				Mid-Year
	2012-13	Budget	Mid-Year Projection			Change from
	Actual	Estimate	GRF Debt	Other Debt	Debt	Budget
Treasury Board Organizations
Government Public Debt	3,804.8	3,807.6	3,804.8	-	3,804.8	(2.8)
Boards of Education	80.6	92.6	-	199.0	199.0	106.4
Global Transportation Hub Authority	-	30.0	-	23.6	23.6	(6.4)
Growth and Financial Security Fund	(41.8)	(41.9)	-	(22.8)	(22.8)	19.1
Liquor and Gaming Authority	125.1	125.0	125.0	-	125.0	-
Municipal Financing Corporation
of Saskatchewan	147.7	247.9	257.9	-	257.9	10.0
Regional Health Authorities	91.0	109.0	-	115.0	115.0	6.0
Saskatchewan Housing Corporation	31.8	29.1	23.6	5.1	28.7	(0.4)
Water Security Agency	12.5	21.9	-	20.0	20.0	(1.9)
Other Treasury Board Organizations	1.1	2.4	-	1.0	1.0	(1.4)
Public Debt of Other
Treasury Board Organizations	448.0	616.0	406.5	340.9	747.4	131.4
Public Debt of Treasury Board Organizations	4,252.8	4,423.6	4,211.3	340.9	4,552.2	128.6

CIC Board Organizations
Information Services Corporation
of Saskatchewan	9.9	9.9	-	-	-	(9.9)
Saskatchewan Gaming Corporation	11.8	10.4	6.0	4.4	10.4	-
Saskatchewan Immigrant Investor Fund	107.5	146.0	-	165.3	165.3	19.3
Saskatchewan Opportunities Corporation	35.3	34.9	34.8	-	34.8	(0.1)
Saskatchewan Power Corporation	3,346.9	3,983.1	4,188.7	-	4,188.7	205.6
Saskatchewan Telecommunications	652.8	711.6	727.6	-	727.6	16.0
Saskatchewan Water Corporation	48.2	62.2	45.0	-	45.0	(17.2)
SaskEnergy Incorporated	982.0	1,064.1	1,013.5	4.8	1,018.3	(45.8)
Public Debt of CIC Board Organizations	5,194.4	6,022.2	6,015.6	174.5	6,190.1	167.9

Public Debt	9,447.2	10,445.8	10,226.9	515.4	10,742.3	296.5

Guaranteed Debt	18.7	37.9	198.4	(175.5)	22.9	(15.0)

    28    Mid-Year Report 2013-14 | Budget Update